Exhibit 10.20


                           UNDERSTANDING OF EMPLOYMENT


To:      Frank Mandelbaum

From:    Regina Auletta

Date:    January 1, 2006

Re:      Understanding of Employment

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The  following  is the  understanding  as to the  agreement  of  our  terms  and conditions of employment as an Employee for Intelli-Check, Inc. (the "Company")

REPORTING STATUS

Your position with the Company will be Chief Executive Officer (CEO) and Chairman, reporting directly to the Board of Directors.

SALARY

Effective January 1, 2006, you will receive an annual salary of $250,000.00** per year, payable bi-weekly at the rate of $9,615.38 per pay period which includes any applicable taxes and/or deductions.

**Effective February 1, 2006, your salary will be $255,604.00 per year, payable bi-weekly at the rate of $9,830.92 per pay period which includes any applicable taxes and/or deductions.

Your next performance review by the Board will be on January 1, 2007 according to company policy (see Employee Manual).

BONUS

Employee shall be entitled to receive bonus compensation in an amount of $75,000 based upon the Company completing a 12 consecutive month period during which the Company experiences positive cash flow. This bonus will survive beyond the agreement period so long as the beginning of the 12 month period is during the term of this agreement and employee is still employed with the Company.

AUTO ALLOWANCE

Employee shall be entitled to the use of a Company vehicle, however, Employee may elect to provide his own vehicle and if such election is made, Company agrees to pay Employee One Thousand five hundred Dollars ($1,500) per month to cover cost of the vehicle, insurance, repairs and other expenses, pertaining thereto.

ENTERTAINMENT EXPENSES

The Company will reimburse you 100% for all authorized business entertainment expenses incurred by you, in accordance with IRS guidelines (See Expense Report Procedure for reimbursement policy).

BENEFITS

Medical You will be entitled to medical benefits according to Company policy.

Holidays You will be entitled to observed Company holidays according to the Company policy.

Vacation You will be entitled to vacation pay according to the Company policy. However, based on your position with the Company, we will add an additional week above the current policy up to a maximum benefit of (4) weeks per year.

Personal Time           You will be eligible for personal time  according to the
                        Company policy

Bereavement             You will be entitled to bereavement pay according to the
                        Company policy

Jury  Duty              You will be  entitled  to serve as a juror in a court of
                        law with pay according to the Company policy


Stock  Options          The Company  issued and granted  25,000 stock options on
                        November 8, 2005 at fair market value as of the close on November 8, 2005. Vesting will be as follows: 25,000 to be vested immediately. Employee shall enter into a stock option agreement with the Company, under separate cover.

SEVERANCE

(A) Amount of Severance to be granted to employee upon Company terminating employee for any reason other than cause shall be 2 years of base cash compensation at the time of termination paid over 12 equal monthly payments.

(B)   For Conditions relating to Change of Control:

                        If during the term of this Agreement, there shall occur a Change of Control, Employee may terminate his employment hereunder for Good Reason (as in hereinafter defined) at any time during the term of this Agreement in which case he shall be entitled to receive a payment equal to 2.99 times Employee's average annual compensation paid by Company (including bonuses, if any) during the three years preceding the date of termination (the "Severance Payment"), provided, however, that such Severance Payment shall be reduced if and only to the extent necessary to avoid the imposition of an excise tax on such Severance Payment under Section 4999 of the Internal Revenue Code of 1986, as amended. The Severance Payment shall be payable to Employee on the date of termination as follows:

                  (i) an amount equal to three months Fixed Salary at the rate prevailing on the date of termination, provided, however, that such amount shall be reduced if three times such amount would cause Company to be in default of any of its covenants to any of its lenders, in which event the amount payable to Employee shall be reduced so that three times such amount would not cause such default; and

                  (ii) the balance remaining after the payment set forth in (i) above shall be paid by Company by issuing to Employee that number of its unregistered common shares as shall equal the balance divided by the exercise price of the stock

                        For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred on the first day on which a majority of the Directors of the Company do not consist of individuals recommended by Employee, and one outside Director of the Company or if the Company is sold.

                        For purposes of this Agreement, "Good Reason: shall mean any of the following (without Employee's express prior written consent):

                  (a) The assignment to Employee by Company of duties inconsistent with Employee's then positions, duties, responsibilities, titles or offices or any reduction in his duties or responsibilities or any removal of Employee from or any failure to re-elect Employee to any of such positions, except in connection with the termination of Employee's employment for Cause, or disability (as described in Section 4.03 herein) or as a result of Employee's death or by termination of employment by Employee other than for Good Reason, however, nothing herein prevents the current Board from exercising its right to elect officers.

                  (b) A relocation of Company's principal executive offices to a location greater than 50 miles from the current operating address of the Company or the Company requiring Employee to be based anywhere other than the location at which Employee on the date hereof performs Employee's duties, except for required travel on Company's business to an extent substantially consistent with Employee's business travel obligations on the date hereof or any adverse change in the office assignment or secretarial and other support accorded to Employee on the date hereof;

                  (c) A failure by Company to continue in effect any benefit or compensation plan (including any pension, profit-sharing, bonus, life, medical, disability and other insurance and employee benefit plans and programs) in which Employee is then participating or plans providing Employee with substantially similar benefits or the taking of any action by Company which would adversely affect Employee's participation in or reduce Employee's benefits under any of such plans;

                  (d) The taking of any action by Company which would deprive Employee of any material fringe benefit enjoyed by Employee on the date hereof;

                  (e) The failure by Company to obtain the specific assumption of this Agreement by any successor or assign of Company or any person acquiring substantially all of Company's assets;

                  (f) Any material breach by Company of any provision of the Agreement.

(C) In no event may the employee receive severance payment under both conditions (A) and (B) as stated above.

All benefits listed above may be changed and/or deleted at any time as long as it changes for the entire Company policy. Please review the Employee Manual for details.

DISABILITY

If Employee, by reason of illness, mental or physical incapacity or other disability, is unable to perform his regular duties hereunder (as may be determined by the Board of Directors), Company shall continue to pay half of Employee's salary for the balance of the term of this Agreement, provided, however, in the event Employee recovers from any such illness, mental or physical incapacity or other disability (as may be determined by an independent physician to which Employee shall make himself available for examination at the reasonable request of the Board of Directors), Employee shall immediately resume his regular duties hereunder. Any payments to Employee under any disability insurance or plan maintained by Company shall be applied against and shall reduce the amount of the salary payable by Company under this Agreement. In no event shall payment exceed 2 years of such disability payments from the initial date of such disability.

DEATH BENEFIT

In the event of Employee's  death, the Company shall pay the amount equal to six
(6) months of the Employee's current Fixed Base Annual Salary in equal monthly payments. This payment will be made only to the Employee's surviving spouse, provided, however, that, if Company is the beneficiary of life insurance on Employee's life, it shall use the proceeds of such insurance promptly upon the receipt thereof to prepay (in inverse order to maturity), half of the Fixed Salary remaining to be paid discounted to present value using an assumed interest rate of 8% per annum. Company shall have the right (but not the obligation) to obtain a life insurance policy on Employee's life. The proceeds of any such life insurance policy shall be payable to Company. Employee shall cooperate with Company and use his best efforts in all respects and regard to obtaining a life insurance policy, including, without limitation, undergoing a physical examination upon reasonable request.

This benefit is only payable as long as the time of death occurs while the Employee is still currently employed with the Company.

JOB RESPONSIBILITY

During the term of his employment, Employee shall devote substantially all his business time, best efforts and attention to the business, operations and affairs of Company and the performance of his duties hereunder provided, however, that during the term of his employment, Employee may work for a non-competitive Company so long as he devotes substantially all of his business time, best efforts and attention to the business operations and affairs of the Company and the performance of his duties hereunder.

Employee's job responsibilities will be determined and directed by the Board of Directors.

NON-COMPETITION

During the term of this Agreement and for a period of two years after the sooner of the expiration date of this Agreement or the date when Employee ceases to be employed by Company as a result of either a voluntary termination of his employment or a termination for cause, Employee shall not, within the United States, its territories and/or, possessions and countries in which the Company does business, without the prior written consent of Company in each instance, directly or indirectly, in any manner or capacity, whether for himself or any other person and whether as proprietor, principal, owner, shareholder, partner, investor, director, officer, employee, representative, distributor consultant, independent contractor or otherwise engage or have any interest in any entity which is engaged in any business or activity then conducted or engaged in by Company. However, Employee may at any time own in the aggregate as a passive
(but not active) investment not more than 5% of the stock or other equity interest of any publicly-traded entity which engages in a business competitive with Company.

SURVIVAL

The provisions of the Non-Competition section above shall survive the expiration or termination of this Agreement for any reason.

MANDATORY FINAL AND BINDING ARBITRATION

By signing this document in the place designated on page 3 hereof, the Employee unconditionally agrees that all disputes, controversies, disagreements, or claims of whatever nature, whether contractual or statutory, or arising under common law, except claims which would alter the employment at will relationship or claims covering the enforcement of a non-competition agreement, shall be resolved by mandatory final and binding arbitration in accordance with the final and binding arbitration as defined below under Arbitration Process. It is expressly provided and understood that this contemplates inclusion of all claims, actions, suits, administrative proceedings or controversies created by or arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act (42 U.S.C. s1981), the New York Human Rights law and all other employment or employment discrimination statutes, ordinances or regulations promulgated by the United States, or any other state, local or municipal or political subdivision, without exception. I further understand that this document is not a contract of employment with the Company and that my employment with the Company is "at-will". Either party may terminate the employment relationship without notice for any reason.

ARBITRATION PROCESS

Any tortuous or malicious interference with or without intent towards the Company, its Employees, its Customers, its Business Relationships and its Operations is considered a violation of your Confidentiality Agreement and upon documentation of said interference, employee hereby forfeits any and all rights to compensatory and punitive damages.

All matters to be arbitrated under this Agreement shall be accomplished in accordance with the Labor Arbitration Rules of the American Arbitration Association (AAA), as those rules and regulations may from time to time be amended. All matters shall be submitted no later than one year after the accrual of the claim. All fees and expenses associated with the arbitration procedure hereby established shall, in the first instance, be borne by the Company. However, arbitrators shall have full discretion and authority to allocate the costs of arbitration between the Company and the Employee, and such allocation shall be part of any award made. The arbitrator shall have no authority to award either party any punitive damages.

The costs and expenses of arbitration, including the filing fee charged by the American Arbitration Association (AAA), the fee of the arbitrator, the cost of a stenographic transcript of the arbitration hearing, and the rental of a hearing room, shall, in the first instance, be borne by the Company, except for the sum of $100, which shall be contributed in advance by the Employee seeking arbitration. The arbitrator as part of his/her final binding award shall make the final allocation of expenses.

EXCLUSIVE REMEDY

The parties agree that arbitration as herein provided shall be the exclusive method for resolving all matters outlined above, and no resort to courts or any other methods of resolution, whether judicial, administrative or contractual, shall be permitted. If either party pursues a covered claim against the other by any action, method, or legal proceeding other than the arbitration provided herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses an attorney's fees related to such other proceeding if such claim is dismissed or stayed.

I have read the foregoing agreement and understand that I am agreeing to arbitrate any and all claims arising out of my employment with the Company, any successors, officers, directors, agents and shareholders.

INDEMNIFICATION

Employee shall indemnify and hold Company free and harmless from and against and shall reimburse it for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of his representations, warranties and agreements in this Agreement. Company shall indemnify and hold Employee free and harmless from and against and shall reimburse him for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of its representations, warranties and agreements in this Agreement.

AGREEMENT; MODIFICATION; WAIVER; INTERPRETATION

This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

/s/ Frank Mandelbaum
--------------------------------
Employee

/s/ Regina Auletta                              /s/ Edwin Winiarz
--------------------------------                --------------------------------
Human Resources Administrator                   Executive Officer